Exhibit 10.44

THE TELX GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE JUNE 10, 2010 AS AMENDED JUNE 25, 2010

EXHIBIT A

CASH COMPENSATION

Annual Retainers for Serving as Chairpersons or Lead Director

Chairman of the Board or Lead Director. The non-employee Chairman of the Board or Lead Director shall be paid an annual retainer of $20,000 (or such other amount as determined by the Board) and he or she shall be entitled to receive any additional annual retainers for serving as a member and/or the chairperson of any Board Committees.

Committee Chairpersons. Non-employee directors shall be paid the following annual retainers for serving as the Chairperson of a Committee of the Board:

•	$15,000 – Audit Committee

•	$10,000 – Compensation Committee

•	$8,000 – Nominating and Corporate Governance Committee

Additional Annual Retainers

Retainer for Serving on the Board. Each non-employee director shall be paid an annual retainer of $35,000 for his or her service on the Board.

Retainer for Serving on Committees. Non-employee directors who serve on committees of the Board (including Committee Chairpersons), shall be paid annual retainers for service on such committee as follows:

•	$10,000 – Audit Committee

•	$10,000 – Compensation Committee

•	$5,000 – Nominating and Corporate Governance Committee

Board/Committee Meeting Fees

No separate meeting fees shall be paid for attendance at any Board or Committee meetings.

Pro-Rating

Cash compensation/retainers will become payable January 1st of each calendar year and shall be pro rata based on the respective Director’s initiation of service as a Director, Chairperson, Lead or Committee member to January 1st of the next prior period.

Note: Eric Harrison’s service started on January 1, 2010 and Dan Schulman’s service started on January 21, 2010.

Adjustments

All amounts above may be revised as determined by the Board from time to time in its discretion.

EQUITY-BASED COMPENSATION

Non-employee directors shall be eligible to receive equity-based compensation awards pursuant to the Company’s 2010 Stock Incentive Plan, and pursuant to any other equity-based compensation plan of the Company, as follows:

•

Except as indicated below, the initial RSU grant (Initial RSU Grant) for new independent directors shall be $65,000, vesting in three equal annual installments on the anniversary of such grant. The lead director’s excess initial grant shall be $150,000 instead of $65,000.

•

Annual RSU grants shall be $60,000, vesting upon the annual anniversary of grant. Annual RSU grants shall be made upon election to the Board and thereafter annually on the 5th day after the First Quarter Financial Results are made available to shareholders (Annual RSU Grant Dates). Annual RSU grants made upon election to the Board shall be granted pro rata to the next Annual RSU Grant Date for both amount of grant and vesting provisions based on the date of appointment. If a director’s election to the Board occurs within 90 days in advance of the Annual RSU Grant Date (Interim Duration), the Annual RSU grants made upon election will be deferred to the upcoming Annual RSU Grant Date and will be granted pro rata in amount, with the amount relating to the Interim Duration to be immediately vested.

•

The initial grants and first annual grants for all directors who are serving on or prior to the effective date of the Company’s IPO shall be granted at the time of the IPO and shall be granted at the IPO price to the public. To the extent an IPO is not completed prior to December 31, 2010, the Directors shall be provided the Initial RSU Grant and the Annual RSU on a pro rated basis from election to December 31, 2010 at a valuation approved by the Board consistent with a third party assessment by the Board. Annual RSU Grants made on the Annual Grant Date in 2011 shall be granted pro rata for the service period between January 1, 2011 and the Annual Grant Date in both amount and vesting, with the amount relating to the period from January 1, 2011 and the Annual Grant Date to be immediately vested.

Note: In the case of Dan Schulman, his initial RSU grant and first Annual RSU grant shall commence vesting on January 22, 2010. In the case of Eric Harrison, his initial RSU grant and first Annual RSU grant shall commence vesting on January 1, 2010.

•	RSUs shall fully vest upon a Change of Control.

TRAVEL EXPENSE REIMBURSEMENT

Non-employee directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

FINAL; ENTIRE AGREEMENT

This policy is intended to supersede all previous discussions and agreements between the Company and its independent directors with respect to the subject matter hereof.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated (and exceptions to this policy may be made) by the Board of Directors at any time and from time-to-time.

NOTES:

•	Notwithstanding anything to the contrary set forth herein, non-employee directors who are affiliated with GI Partners shall not be entitled to retainers or RSU grants pursuant to this policy.